Exhibit (d)

FORM OF CONSENT, WAIVER AND AMENDMENT AGREEMENT

relating to the Securities Purchase Agreements dated as of May 13, 2025 and July 21, 2025

This CONSENT, WAIVER AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of October 13, 2026, by and among BTCS Inc., a Nevada corporation (the “Company”), and the undersigned holders (each, a “Holder”) of the Company’s Original Issue Discount Senior Secured Convertible Notes issued under (i) the Securities Purchase Agreement dated as of May 13, 2025 (the “May SPA” and such notes, the “May Notes”) and (ii) the Securities Purchase Agreement dated as of July 21, 2025 (the “July SPA” and, together with the May SPA, the “SPAs”; such notes, the “July Notes” and, together with the May Notes, the “Notes”). Capitalized terms used but not defined herein have the meanings given in the applicable SPA.

RECITALS

A. Section 4.11(b) of each SPA restricts the Company from redeeming or repurchasing more than a de minimis number of shares of its capital stock while any Liabilities remain outstanding.

B. Section 4.11(j) of the July SPA provides that, unless the July Notes are earlier repaid, the Company shall not amend its Series V Preferred Stock (the “Series V”) to provide for conversion rights into Common Stock before January 21, 2027.

C. The Company intends to repurchase shares of Series V through one or more issuer tender offers, and has asked the Holders to consent to those repurchases. The Holders are willing to do so in consideration of the Company’s agreement in Section 2.

The parties therefore agree as follows:

1. Consent and Waiver

1.1 Each Holder consents to the Company’s repurchase of shares of Series V through one or more issuer tender offers under Rule 13e-4 of the Securities Exchange Act of 1934 (each, a “Tender Offer”), and waives the application of Section 4.11(b) of each SPA (and any corresponding provision of the Notes or any other Transaction Document) to such repurchases, provided that the aggregate purchase price paid by the Company for all shares of Series V purchased in all Tender Offers shall not exceed $2,000,000 (the “Aggregate Purchase Limit”). The fees and expenses of any Tender Offer are not counted against the Aggregate Purchase Limit.

1.2 The Company may determine the number, timing, size and other terms of each Tender Offer in its discretion, subject only to the Aggregate Purchase Limit and applicable law. No further consent of the Holders is required for any Tender Offer within the Aggregate Purchase Limit.

1.3 This consent and waiver does not apply while an Event of Default has occurred and is continuing under the Notes, and does not extend to any repurchase, redemption or acquisition of capital stock other than of Series V in a Tender Offer, or to any dividend or distribution. Except as set forth in this Section 1, the SPAs, the Notes and the other Transaction Documents remain in full force and effect.

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2. Amendment of Section 4.11(j)

2.1 Section 4.11(j) of the July SPA is amended and restated in its entirety to read:

“(j) Series V Preferred Stock. Until the date on which no Notes issued under this Agreement, and no notes issued under the Securities Purchase Agreement dated as of May 13, 2025 among the Company and the purchasers party thereto, remain outstanding, the Company shall not amend the Series V Preferred Stock to provide for conversion rights into Common Stock, and shall not otherwise cause or permit any share of Series V Preferred Stock to be converted into or exchanged for Common Stock.”

2.2 Section 4.11 of the May SPA is amended by adding a new clause (j) identical to Section 4.11(j) of the July SPA as amended above, except that the reference to the Securities Purchase Agreement dated as of May 13, 2025 is replaced with a reference to the Securities Purchase Agreement dated as of July 21, 2025.

2.3 Nothing in this Agreement restricts the Company from repaying the Notes in accordance with their terms, or from exploring or preparing for tokenization, listing or other liquidity initiatives for the Series V that do not involve conversion into or exchange for Common Stock.

3. Representations

Each party represents to the others that it has full power and authority to enter into and perform this Agreement, that this Agreement has been duly authorized, executed and delivered by it and is its valid and binding obligation, and, in the case of each Holder, that it is the beneficial owner of the Notes set forth opposite its name on the signature pages hereto. The Holders party hereto hold Notes sufficient to grant the waiver and effect the amendments herein under Section 6.1 of each SPA.

4. General

This Agreement is a Transaction Document. It is governed by the law that governs the SPAs, and Section 6.9 of each SPA (governing law, jurisdiction and jury trial waiver) applies to it. It may be executed in counterparts, including by electronic signature, and may be amended or waived only in a writing signed by the Company and Holders sufficient to amend the SPAs. The obligations of the Holders are several and not joint. Each party bears its own expenses.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BTCS INC.

By:
Name:	[●]
Title:	[●]

HOLDERS:

[●]

By:
Name:	[●]
Title:	[●]
Principal Amount of Notes held: May Notes $[●]; July Notes $[●]

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